SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of the Securities
              Exchange Act of 1934 (Amendment No. )

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|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             Detection Systems, Inc.
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                (Name of Registrant as Specified In Its Charter)

                                  Ultrak, Inc.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                               [Ultrak Letterhead]

                                                                December 4, 2000

Dear Fellow Detection Systems Shareholder:

      With our 2000 Annual Meeting of Shareholders due to be held on December 19, I am writing to seek your support for a slate of director nominees who are pledged to sell Detection Systems for the highest possible price. In this election contest, every vote will count; each proxy card voted for the Ultrak Nominees will send a signal to management that the Company must be sold. Since time is short, I urge you to sign, date and return the enclosed BLUE proxy card today. If you have already voted management's white proxy card, you can revoke that vote by signing and dating the enclosed BLUE proxy card solicited by Ultrak.

Management's Recent Discussions

      Recently, management wrote that they have "entered into discussions with a limited number of parties regarding their strategic interest in the Company, which may include a joint venture arrangement, leveraged buyout, licensing agreement, minority investment or potential sale of the Company." Beyond this, shareholders have been left in the dark. What we do know is that management has rejected a $14 per share cash offer as being inadequate, yet rejected that offer without seeking to improve on the offered price.

      Nonetheless, we may yet see an announcement, before the Annual Meeting, that management has entered into an agreement to sell the Company at an attractive price. If that does occur -- and if the buyer is capable and the contract is not subject to unusual conditions (especially conditions that could be within the control of management) -- all shareholders will be benefited. However, even if management produces an agreement for the sale of the Company, we still think it's essential that shareholders vote for the Ultrak Nominees on the BLUE proxy card.

The Ultrak Nominees Will Follow Through

      All along, the Ultrak Nominees have been pledged to seek a sale of the Company. If management succeeds in signing a transaction at an attractive price, the Ultrak Nominees will follow through to make sure the transaction closes. Management has been resisting a sale of the Company for some time, and recently rejected a $14 offer without trying to increase the price. Even if a transaction is signed, can we be sure that management will follow through and make sure the transaction actually closes if the Ultrak Nominees are defeated?

      On the other hand, management may not have a sale transaction to announce before the Annual Meeting. In that case, if the Ultrak Nominees are defeated, what kind of assurance will there be that management will try to sell the Company -- especially given that management has said it is exploring possibilities that fall well short of a sale? Ultrak believes that management is finally starting to appear interested in a sale of the Company as a direct result of the pressure Ultrak has put on management through this proxy contest. If the Ultrak Nominees are defeated and that pressure is removed, what will happen?

      EITHER WAY -- WHETHER OR NOT MANAGEMENT SIGNS AN AGREEMENT TO SELL THE COMPANY -- IF YOU BELIEVE THE COMPANY SHOULD BE SOLD, WE URGE YOU TO VOTE NOW FOR THE ULTRAK NOMINEES BY SIGNING AND DATING THE ENCLOSED BLUE PROXY CARD AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Management's Lucrative Payouts

      Management's recent proxy statement has revealed that the retirement benefits payable by Detection Systems to Karl Kostusiak and David Lederer, its top two officers, are substantially higher than Ultrak had previously believed. In calculating the golden parachute payments, we were forced to make certain assumptions, and in doing so conservatively estimated that these retirement benefits would total approximately $2.3 million. Management discloses in its proxy statement, however, that the number is $4.8 million.

      In addition, when the Company and Messrs. Kostusiak and Lederer amended their golden parachute agreements to cap payments at 5% of the Company's market value, they excluded from this cap all of these retirement payments. Thus, as of the day before the amended golden parachute agreements were signed, and based on calculations included in Ultrak's August 15, 2000 proxy materials, full golden parachute payments to Messrs. Kostusiak and Lederer -- including the lucrative retirement benefits -- would have been $10.4 million under the old golden parachute agreements and $7.7 million under the amended agreements. If the Company were to be sold for $14 per share, these payments would aggregate approximately $9.5 million for these two top officers after application of the cap.

      Please do not vote management's white proxy card even as a protest vote against management. If you have already voted management's white proxy card, you can revoke that vote by signing and dating the enclosed BLUE proxy card solicited by Ultrak.

      In closing, I am reminded once again by Ultrak's lawyers that I must let you know that there can be no assurance that Ultrak's nominees, if they are elected, will be able to cause a sale of the Company or, if they do cause a sale of the Company, as to the price at which the Company may be sold. Nonetheless, rest assured that the Ultrak Nominees are committed to doing their level best to sell Detection Systems as quickly as practicable.

                              Sincerely yours,

                              George K. Broady
                              Chairman of the Board and Chief Executive Officer Ultrak, Inc.

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If you have any questions about the upcoming election of directors or Ultrak's goals in supporting the Ultrak Nominees, I encourage you to call me at (972) 353-6650 or to email me at george.broady@ultrak.com with a number where you may be reached.

You may also contact our proxy firm, Georgeson Shareholder Communications Inc., at (800) 223-2064.

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